Exhibit 99.1

Raytheon Company
Global Headquarters
Waltham, Mass.

Media Contact
Pam Erickson
+1.781.522.5822

corporatepr@raytheon.com
For Immediate Release

George R. Oliver elected to Raytheon Board of Directors

WALTHAM, Mass., (Nov. 21, 2013) – The Board of Directors of Raytheon Company (NYSE: RTN) has elected George R. Oliver as a director effective immediately.

Mr. Oliver, 53, is currently the chief executive officer of Tyco International Ltd. and serves on Tyco’s board of directors. Prior to his appointment as CEO in 2012, he served as president of Tyco Safety Products from 2006 to 2010, as president of Tyco Electrical & Metal Products from 2007 through 2010, and as president of Tyco Fire Protection since 2011.

“We are pleased to welcome George to Raytheon’s Board of Directors,” said William H. Swanson, Raytheon’s Chairman and CEO. “His operating expertise, global business experience and technology background will provide a broad perspective to our Board as we align and execute our company’s global strategy.”

Prior to joining Tyco in 2006, Mr. Oliver held a number of leadership positions at several General Electric Company divisions. He received a bachelor’s degree in mechanical engineering from Worcester Polytechnic Institute and is a member of its Board of Trustees.

About Raytheon
Raytheon Company, with 2012 sales of $24 billion and 68,000 employees worldwide, is a technology and innovation leader specializing in defense, security and civil markets throughout the world. With a history of innovation spanning 91 years, Raytheon provides state-of-the-art electronics, mission systems integration and other capabilities in the areas of sensing; effects; and command, control, communications and intelligence systems, as well as a broad range of mission support services. Raytheon is headquartered in Waltham, Mass. For more about Raytheon, visit us at www.raytheon.com and follow us on Twitter @Raytheon.